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DRAFT DATED 5/7/02


                                      FOR:       The Mexico Fund, Inc.

                                    CONTACT:     Eduardo Solano
                                                 The Mexico Fund, Inc.
                                                 011-52-55-5282-8900



            MEXICO FUND LAUNCHES PERIODIC IN-KIND REPURCHASE POLICY-
                    COMMENCES FIRST IN-KIND REPURCHASE OFFER


Washington, D.C., May 8, 2002 -- The Mexico Fund, Inc. (NYSE: MXF) announced today that it has commenced an offer to repurchase from shareholders up to 100% of the Fund's issued and outstanding shares of common stock at 98% of the Fund's per share net asset value at the close of business on the expiration date of the repurchase offer in exchange for portfolio securities of the Fund (the "Repurchase Offer"). The expiration date of the Repurchase Offer is June 7, 2002 at 5:00 P.M., New York City time, unless extended. If the expiration date is extended, the purchase price for Fund shares participating in the Repurchase Offer will be 98% of net asset value as determined at the close of business on the expiration date as extended.

The Repurchase Offer represents the launch of the Fund's quarterly in-kind repurchase policy. The Fund anticipates that future repurchase offers will be scheduled to occur in conjunction with the Fund's fiscal quarters with the next such offer occurring during the Fund's fourth fiscal quarter which ends October 31, 2002.

Shareholders desiring to participate in the Repurchase Offer must comply with the terms of the Repurchase Offer which includes establishment or availability of a brokerage or custodial account in Mexico, submission of information regarding the account and submission of information necessary for tax purposes. The Repurchase Offer will generally be a taxable transaction for participating shareholders.

The Repurchase Offer will be made, and shareholders will be notified, in accordance with the requirements of the Securities Exchange Act of 1934, as amended, and the Investment Company Act of 1940, as amended.

The Repurchase Offer is being made in response to the expressed desire of shareholders for greater liquidity and a permanent narrowing of the discount at which Fund shares have historically traded and is part of a quarterly repurchase policy announced by the Fund on March 6, 2002.

The terms and conditions of the Repurchase Offer are set forth in the Fund's Repurchase Offer Statement dated May 8, 2002, and the related Letter of Transmittal which are being mailed to shareholders of record of the Fund as of April 30, 2002, although any shareholder holding Fund shares on the expiration date may participate in the Repurchase Offer. Questions and requests for assistance or for copies of the Repurchase Offer



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Statement, Letter of Transmittal, and any other Repurchase Offer documents should be directed to the Information Agent for the Repurchase Offer, Morrow & Co., Inc. at 800-607-0088.

This announcement is not an offer to purchase nor a solicitation of an offer to sell shares of the Fund. The Repurchase Offer is made only by the Repurchase Offer Statement and the related Letter of Transmittal. Holders of Fund shares are urged to read these documents carefully because they contain important information. These and other filed documents will be available to investors free of charge both at www.sec.gov and from the Fund. The Repurchase Offer is not being made to, nor will submissions be accepted from, or on behalf of, holders of shares in any jurisdiction in which making or accepting the Repurchase Offer would violate that jurisdiction's laws.

For further information, contact the Fund's Investor Relations office at 011-52-55-5282-8900, or by email at investor-relations@themexicofund.com.

The Mexico Fund, Inc. is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchange. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund's filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Fund undertakes no obligation to release publicly any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by The Mexico Fund or any other person that the events or circumstances described in such statement are material.

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